Exhibit 99.1

New La Quinta

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2017 AND DECEMBER 31, 2016, AND

FOR THE THREE YEARS ENDED DECEMBER 31, 2017

AND INDEPENDENT AUDITORS’ REPORT

New La Quinta

INDEPENDENT AUDITORS’ REPORT

To New La Quinta:

We have audited the accompanying combined financial statements of Lodge Holdco II LLC and its related subsidiaries, and LQ Management LLC and its related subsidiaries (collectively referred to as the “Company” or “New La Quinta”), wholly owned subsidiaries of La Quinta Holdings Inc., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of New La Quinta as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the combined financial statements, the accompanying combined financial statements were prepared from the separate records maintained by La Quinta Holdings Inc. and may not necessarily be indicative of the conditions that would have existed or the results of operations if New La Quinta had been operated as an unaffiliated entity. Portions of certain income and expenses represent allocations made from La Quinta Holdings Inc. applicable to New La Quinta as a whole. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 9, 2018

New La Quinta

Combined Balance Sheets

As of December 31, 2017 and December 31, 2016

	2017	2016
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$122,571	$152,521
Accounts receivable, net of allowance for doubtful accounts of $1,393 and $1,094	24,059	24,711
Other current assets	5,856	6,227

Total Current Assets	152,486	183,459

Property and equipment, net of accumulated depreciation	48,597	35,026
Intangible assets, net of accumulated amortization	170,978	171,645
Other non-current assets	28,408	3,071

Total Non-Current Assets	247,983	209,742

Total Assets	$400,469	$393,201

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$25,608	$29,715
Accrued expenses and other liabilities	31,872	37,810
Accrued payroll and employee benefits	52,113	38,467

Total Current Liabilities	109,593	105,992

Other long-term liabilities	13,209	11,177
Deferred tax liabilities	18,990	29,152

Total Liabilities	141,792	146,321

Commitments and Contingencies
Equity:
Affiliate investment	258,677	246,880

Total Equity	258,677	246,880

Total Liabilities and Equity	$400,469	$393,201

The accompanying notes are an integral part of these combined financial statements.

New La Quinta

Combined Statements of Operations

For the years ended December 31, 2017, 2016 and 2015

	2017	2016	2015
	(in thousands)
REVENUES:
Franchise and other revenues	$97,879	$95,603	$91,746
Management fee revenue	20,916	21,803	22,615

	118,795	117,406	114,361
Brand program revenues	147,590	143,662	144,065
Cost reimbursement revenues	363,514	367,817	364,274

Total Revenues	629,899	628,885	622,700
OPERATING EXPENSES:
Selling, general and administrative expenses	214,925	194,091	198,641
Depreciation and amortization	4,461	4,457	4,488

	219,386	198,548	203,129
Cost reimbursement expense	363,514	367,817	364,274

Total Operating Expenses	582,900	566,365	567,403

Operating Income	46,999	62,520	55,297
OTHER INCOME:
Other income	999	195	128

Total Other Income	999	195	128

Income Before Income Taxes	47,998	62,715	55,425
Income tax expense	(15,013)	(23,032)	(22,417)

NET INCOME	$32,985	$39,683	$33,008

The accompanying notes are an integral part of these combined financial statements.

New La Quinta

Combined Statements of Changes in Equity

For the years ended December 31, 2017, 2016 and 2015

(in thousands)
Balance as of January 1, 2015	$261,620

Net income	33,008
Net distribution to affiliate	(76,932)

Balance as of December 31, 2015	$217,696

Net income	39,683
Net distribution to affiliate	(10,499)

Balance as of December 31, 2016	$246,880

Net income	32,985
Net distribution to affiliate	(21,188)

Balance as of December 31, 2017	$258,677

The accompanying notes are an integral part of these combined financial statements

New La Quinta

Combined Statements of Cash Flows

For the years ended December 31, 2017, 2016 and 2015

	2017	2016	2015
	(in thousands)
Cash flows from operating activities:
Net income	$32,985	$39,683	$33,008
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,461	4,457	4,488
Amortization of intangible assets	667	732	938
Amortization of deferred costs	445	318	326
Write off of deferred costs	—	—	18
Equity based compensation	11,878	10,475	16,249
Deferred taxes	13,908	22,199	20,166
Provision for doubtful accounts	466	238	648
Changes in assets and liabilities:
Accounts receivable	209	(6,180)	(2,631)
Other current assets	371	3,745	(4,568)
Other non-current assets	(23,915)	(20)	10
Accounts payable	(2,902)	5,781	4,230
Accrued payroll and employee benefits	13,646	7,549	(4,278)
Accrued expenses and other liabilities	(5,961)	(60)	(472)
Other long-term liabilities	2,032	1,321	1,166

Net cash provided by operating activities	48,290	90,238	69,298
Cash flows from investing activities:
Capital expenditures	(23,032)	(17,808)	(10,231)
Payment of franchise incentives	(1,867)	(1,938)	(30)
Change in other non-current assets	—	—	1,000

Net cash used in investing activities	(24,899)	(19,746)	(9,261)
Cash flows from financing activities:
(Distributions) contributions (to) from affiliate	(53,341)	1,371	(63,611)

Net cash provided by (used in) financing activities	(53,341)	1,371	(63,611)

Increase (decrease) in cash and cash equivalents	(29,950)	71,863	(3,574)
Cash and cash equivalents at the beginning of the year	152,521	80,658	84,232

Cash and cash equivalents at the end of the year	$122,571	$152,521	$80,658

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid during the year, net of refunds	$21,676	$9,793	$12,203

SUPPLEMENTAL NON-CASH DISCLOSURE:
Contributions (distributions) from (to) affiliate	$20,275	$(22,345)	$(29,570)

Capital expenditures included in accounts payable	$149	$1,354	$28

The accompanying notes are an integral part of these combined financial statements

New La Quinta

Notes to Combined Financial Statements

For the years ended December 31, 2017, 2016 and 2015

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

New La Quinta (“we,” “us,” “our” or the “Company”) is a nationwide lodging management and franchising company for select service hotels located predominantly in the United States (“U.S.”) and primarily serving the upper-midscale and midscale segments.

Our Spin from La Quinta Holdings Inc.

On January 18, 2017, La Quinta Holdings Inc. (“Holdings,” and together with its consolidated subsidiaries, “La Quinta”) announced a plan to spin all of La Quinta’s ownership business (the “Spin”) to stockholders as a separate, publicly traded company, CorePoint Lodging Inc. (“CorePoint”). We expect the Spin transaction will be effected through a pro rata distribution of CorePoint stock to existing La Quinta stockholders. Immediately following completion of the Spin, La Quinta stockholders will own 100 percent of the outstanding shares of CorePoint common stock. After the Spin, CorePoint will operate as an independent, publicly traded company.

Notwithstanding the legal form of the Spin, for accounting and financial reporting purposes, New La Quinta is presented in these financial statements as being spun from CorePoint (a “reverse spin”). This presentation is in accordance with U.S. generally accepted accounting principles and is primarily a result of the relative significance of CorePoint’s business to La Quinta’s business, as measured in terms of revenues, profits, and assets.

The historical financial information of New La Quinta, including such information presented in these combined financial statements, will reflect the financial information of the lodging management and franchising business of La Quinta as historically operated within the consolidated Company and includes certain income and expense allocations.

On January 17, 2018, Holdings and Wyndham Worldwide Corporation (“Wyndham Worldwide”) entered into a definitive agreement (the “Merger Agreement”) under which Wyndham Worldwide will acquire New La Quinta for $1.95 billion in cash (the “Merger”). The acquisition is expected to close in the second quarter of 2018.

The boards of directors of each of Wyndham Worldwide and Holdings have approved the Merger Agreement. The Merger is subject to the approval of Holdings’ stockholders, the completion of a reverse stock split and the Spin and certain customary conditions.

New La Quinta manages and has franchise agreements covering the hotels owned by CorePoint (the “CorePoint Hotels”) and operating under the La Quinta brand and similar agreements will be in place post-Merger. We also franchise hotels under the La Quinta brand with third party franchised hotels (“Franchised” hotels) currently operating in the U.S., Canada, Mexico, Honduras and Colombia. All new franchised hotels operate as La Quinta Inn & Suites in the U.S. and Canada and LQ Hotel in Mexico and in Central and South America. As of December 31, 2017, 2016 and 2015, total hotels, and the approximate number of associated rooms were as follows:

	December 31, 2017		December 31, 2016		December 31, 2015
	# of hotels	# of rooms	# of hotels	# of rooms	# of hotels	# of rooms
CorePoint Hotels	317	40,600	322	41,200	341	43,600
Franchised	585	47,800	566	46,000	545	43,900

Totals	902	88,400	888	87,200	886	87,500

Our earnings are primarily derived from fees earned under various license, franchise and management agreements. Our franchise agreement grants a franchisee the right to use certain names, designs, logos, and symbols in the operation of their hotel, for which the Company is paid royalties and other fees. During the initial term of a franchise agreement, which is up to 20 years, the Company provides a franchisee with access to its reservation system, property management systems, system manuals, guidance, and assistance in order to maintain standards of operations consistent with those of other La Quinta Inn, La Quinta Inn & Suites, and LQ Hotel facilities. Our management agreements provide for us to earn a fee for providing all activities necessary for the operation of the hotels, including establishing room rates, processing reservations and providing all hotel employees.

Basis of Presentation and Use of Estimates

The accompanying combined financial statements represent the financial position and results of operations of entities to be held by the Company after the Spin that have historically been under common control of Holdings. The combined financial statements were prepared on a carve-out basis and reflect significant assumptions and allocations. The combined financial statements reflect our historical financial position, results of operations and cash flows, in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amount reported and accordingly, ultimate results could differ from those estimates. All intercompany transactions have been eliminated in the combined financial statements.

The accompanying combined financial statements were prepared from the separate records maintained by Holdings and may not necessarily be indicative of the conditions that would have existed or the results of operations if New La Quinta had been operated as an unaffiliated entity. Portions of certain income and expenses represent allocations made from Holdings applicable to New La Quinta as a whole.

The combined statements of operations include allocations of corporate general and administrative expenses from La Quinta on the basis of financial and operating metrics that La Quinta has historically used to allocate resources and evaluate performance against its strategic objectives. However, the allocations may not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had New La Quinta been a standalone company during the periods presented. Actual costs that might have been incurred had we been a stand-alone company would depend on a number of factors, including the organizational structure, what functions we might have performed ourselves or outsourced and strategic decisions we might have made in areas such as information technology and infrastructure.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS

Revenue Recognition — Revenues primarily consist of franchise fees and other fees and management fees. We defer a portion of our revenue from franchisees at the time the franchise agreement is signed and recognize the remainder upon hotel opening.

Unless otherwise noted, we recognize revenue, including revenue related to cost reimbursements, on a gross basis because we (1) are the primary obligor in these arrangements, (2) have latitude in establishing rates, (3) perform the services delivered, (4) have some discretion over supplier selection, and (5) determine the specification of services delivered.

Included in franchise and other fee-based revenues are franchise fee revenues, which primarily consist of revenues from franchisees for application and initial fees, royalty, and other miscellaneous fees. Other miscellaneous fees are collected as one time and ongoing services are performed. The different types of franchise fee revenues are described as follows:

•	Upon execution of a franchise agreement, a franchisee is required to pay us an initial fee. We recognize the initial fee as revenue when substantial performance of our obligations to the franchisee with respect to the initial fee has been achieved. In most cases, the vast majority of the initial fee is recognized as revenue when each franchise agreement is signed as, after that date, our remaining obligations to the franchisee are limited to (1) pre-opening inspections, for which we defer $2,500 and (2) if mandated by us or agreed to with the franchisee, preopening training and marketing support related to entry into the La Quinta brand, for which we defer $5,000. These amounts represent an estimate of the value provided to the franchisee related to the services provided, and are based on our experience with time, materials, and third-party costs necessary to provide these services. We recognize the remaining deferred initial fee as revenue when the franchised property opens as the remaining service obligations have been fulfilled.

•	For franchise agreements entered into prior to April 1, 2013, we collect a monthly royalty fee from franchisees generally equal to 4.0% of their gross room revenues until the franchisee has operated as a La Quinta hotel for twenty-four consecutive months. Beginning in the twenty-fifth month of operation, the franchisee monthly royalty fee increases to 4.5%. Pursuant to franchise agreements entered into with new U.S. franchisees on or after April 1, 2013, we collect a royalty fee from franchisees equal to 4.5% of their gross room revenues until the franchisee has operated as a La Quinta hotel for twenty-four consecutive months. Beginning in the twenty-fifth month of operation, the franchisee monthly royalty fee increases to 5.0%. In each of these cases, the franchisee has the opportunity to earn the additional 0.5% back via rebate by achieving certain defined customer satisfaction results. Pursuant to franchise agreements entered into with franchisees outside of the U.S. on or after April 1, 2013, we generally collect a royalty fee from franchisees equal to 4.5% of their gross room revenues throughout the term and do not offer a rebate. Additionally, the franchise agreements for the CorePoint Hotels provide for a royalty fee equal to 4.5% of their gross room revenues throughout the term and do not offer a rebate.

Under the management agreements with the CorePoint Hotels, we receive agreed-upon fees for various services that we provide to support the operations of the hotels. The terms of the management agreements include a management fee calculated as 2.5% of gross hotel operating revenues.

Cost reimbursements include payroll and related costs, certain other operating costs, and other expenses associated with operating the hotels that are directly reimbursed to us by the CorePoint Hotels pursuant to the terms of the management agreements.

Brand program revenues from franchised properties represent fees collected from franchised hotels related to maintaining our Brand Marketing Fund (“BMF”), customer loyalty program La Quinta Returns (“Returns”) fees, reservation fees, information technology and other fees.

We maintain the BMF on behalf of all La Quinta branded hotel properties, from which national marketing and advertising campaign expenses are paid. Each La Quinta branded hotel is charged 2.5% of its gross room revenues. Returns fees are 5.0% of gross room revenue from a qualifying stay. Reservation fees are 2.0% of the franchisee’s gross room revenues.

Cash and cash equivalents — We consider all cash on hand, demand deposits with financial institutions, and short-term highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of highly liquid investments that are stated at cost, which approximates fair market value. Certain balances in cash and cash equivalents exceed the Federal Deposit Insurance Corporation limit of $250,000; however, we believe credit risk related to these deposits is minimal.

Accounts receivable — Accounts receivable primarily consists of receivables due from franchisees. Accounts receivable are carried at estimated collectable amounts. We periodically evaluate our receivables for collectability based on historical experience, the length of time receivables are past due, and the general economy. We provide an allowance for doubtful accounts, after considering factors that might affect the collection of accounts receivable, including historical losses and the ability of the party to meet its obligations to us. Accounts receivable are written off when determined to be uncollectible.

Property and equipment — Property and equipment are stated at cost less accumulated depreciation computed using a straight-line method over the estimated useful life of each asset. Property and equipment consists of the following, along with associated estimated useful lives:

Furniture, fixtures and equipment	2 to 10 years
Leasehold improvements	shorter of the lease term or the estimated useful life

We periodically review the useful lives of our long-lived assets based on current assessments of the remaining utility of our assets. Such changes are accounted for prospectively and would either increase or decrease depreciation expense in the accompanying combined statements of operations.

Normal maintenance and repair costs are expensed as incurred. When depreciable property is retired or disposed, the related cost and accumulated depreciation or amortization is removed from the applicable accounts and any gain or loss is reflected in the accompanying combined statements of operations.

Valuation and impairment of long-lived assets — We review the performance of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For each asset or group of assets held for use with indicators of impairment, we compare the sum of the expected future cash flows (undiscounted and without interest charges) generated by the asset or group of assets with its associated net carrying value. If the net carrying value of the asset or group of assets exceeds expected undiscounted future cash flows, the excess of the net book value over estimated fair value is charged to impairment loss in the accompanying combined statements of operations.

Fair value measurements — Fair value is defined as the price that would be received to sell an asset or pay to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. In evaluating the fair value of both financial and non-financial assets and liabilities, we use the accounting guidance that establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels, which are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Valuations in this category are inherently less reliable than quoted market prices due to the degree of subjectivity involved in determining appropriate methodologies and the applicable underlying observable market assumptions.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. These inputs cannot be validated by readily determinable market data and generally involve considerable judgment by management.

We use the highest level of observable market data if such data is available without undue cost and effort.

Intangible assets — Intangible assets consist of trademarks and franchise agreements. Owned trademarks (i.e. “La Quinta,” “LQ,” “Returns,” “LQ Hotel,” and the sunburst Q symbol) are not amortized but are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The franchise agreements have a definite life and are amortized on a straight-line basis over their estimated useful lives, which ranges from 3 to 20 years.

Insurance and self-insurance programs — We purchase insurance to limit the risk of loss associated with our management operations and use paid loss retrospective insurance for exposures covered under commercial general liability, automobile liability, and workers’ compensation insurance policies. Predetermined loss deductibles and self-insured retentions and liability limits have been selected to limit the per occurrence cash outlay.

We have a self-insurance program for major medical and hospitalization coverage offered to employees and their dependents that is partially funded by payroll deductions from our employees. Under the self-insurance program, payments for major medical and hospitalization to individual participants which are below specified deductible amounts are paid by us through a third party administrator.

As of December 31, 2017 and December 31, 2016, we accrued the following liabilities related to these insurance programs:

	December 31, 2017	December 31, 2016
	(in thousands)
Automobile and general liability insurance	14,410	21,219
Workers’ compensation	10,880	10,575
Health insurance	1,709	1,350

	$26,999	$33,144

The liability for automobile and general liability insurance is included in accrued expenses and other liabilities and the liability for workers’ compensation and health insurance is included in accrued payroll and employee benefits in the accompanying combined balance sheets.

Customer loyalty program — We administer Returns, which allows members to earn points based on certain dollars spent. Members may redeem points earned for free night certificates, gift cards, airline miles, and a variety of other awards. We account for the economic impact of points earned by accruing an estimate of its liability for unredeemed points. The expense related to this estimate includes the incremental cost of the stay at one of our hotels or the value of awards purchased from program partners. We estimate the future redemption obligation based upon historical experience, including an estimate of “breakage” for points that will never be redeemed. The estimate is based on a calculation that includes assumptions for the redemption rate, redemption type (whether for a free night certificate or other award), rate of redemption at franchised hotels and the number of points required per stay. The expenses of the Returns program included within selling, general and administrative expenses in the accompanying combined statements of operations.

As of December 31, 2017 and December 31, 2016, the total liability for Returns points was approximately $18.9 million and $17.1 million, respectively, of which $6.5 million and $5.9 million are included in accrued expenses and other liabilities, representing the estimated points expected to be redeemed in the next year. The remainder is included within other long-term liabilities in the accompanying combined balance sheets.

Actual financial results of the Returns program may vary from our estimate due primarily to variances from assumptions used in the calculation of the obligation for future redemptions and changes in member behavior. These variances are accounted for as changes in estimates and are charged to operations as they become known.

Selling, general and administrative expenses — Selling, general and administrative includes expenses for marketing promotion and other advertising, and other general and administrative costs.

Marketing, promotional, and other advertising expenses consist of BMF expenses, expenses related to other customer loyalty programs such as Returns, and other advertising expenses.

Other general and administrative consist of items such as direct and indirect franchise and management costs and corporate operating expenses including information technology, software amortization, accounting, legal, human resources, and equity based compensation.

	2017	2016	2015
	(in thousands)
Marketing, promotional and other advertising	$105,423	$101,734	$101,144
Other general and administrative	109,502	92,357	97,497

Total	$214,925	$194,091	$198,641

Advertising costs — We incur advertising costs associated with general promotion of the La Quinta brand and specific advertising and marketing support for our franchisees. We expense the production cost of advertising the first time the advertising is publicly displayed.

For the years ended December 31, 2017, 2016 and 2015, we incurred $62.2 million, $60.0 million, and $62.5 million, respectively, in advertising and promotional expenses included within Selling, general and administrative expenses in the accompanying combined statements of operations.

Equity Based Compensation — Expenses recorded in the income statement reflect an allocation of share based compensation to New La Quinta.

We recognize the cost of services received in an equity based payment transaction with an employee as services are received and record either a corresponding increase in equity or a liability, depending on whether the instruments granted satisfy the equity or liability classification criteria.

The measurement objective for equity awards is the estimated fair value at the grant date of the equity instruments that we are obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation cost for an award classified as an equity instrument is recognized ratably over the requisite service period. The requisite service period is the period during which an employee is required to provide service in exchange for an award.

Compensation cost for awards with performance conditions is recognized over the requisite service period if it is probable that the performance condition will be satisfied. If such performance conditions are not considered probable until they occur, no compensation expense for these awards is recognized.

Income Taxes — The Company’s operations are subject to U.S. federal, state and local, and foreign income taxes, and have historically been included in the La Quinta Holdings Inc. U.S. federal income tax return, along with certain state and local and foreign income tax returns. As a part of the Spin, the operations of CorePoint will no longer be included in the La Quinta Holdings Inc. U.S. federal income tax return and certain state and local income tax returns. In preparing its combined financial statements, the Company has determined the income tax provision for those operations that will remain in the La Quinta Holdings Inc. tax return on a separate return basis assuming that the Company had filed on a stand-alone basis, excluding CorePoint. The deferred tax balances were also determined on a separate return basis, however, any deferred tax assets attributable to net operating loss and federal tax credit carryovers have been adjusted to actual for each period presented since some portion, or all, of these tax attributes were previously utilized by La Quinta Holdings Inc. in its U.S. federal and certain state income tax returns. Similarly, the Company’s federal and state income tax (payable) receivable has been adjusted to actual since La Quinta Holdings Inc. will continue to file a U.S. federal and certain state income tax returns and be liable for any tax obligations prior to the Spin. As a stand-alone entity, the Company’s taxes payable, deferred taxes and effective tax rate may differ significantly from those in historical periods.

We evaluate the probability of realizing the future benefits of deferred tax assets and provide a valuation allowance for the portion of any deferred tax assets where the likelihood of realizing an income tax benefit in the future does not meet the more-likely-than-not criteria for recognition.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. We accrue interest and, if applicable, penalties for any uncertain tax positions. Our policy is to classify interest and penalties as a component of income tax expense. The Company has open tax years dating back to 2010.

The State of Texas imposes a margin tax of 0.75%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized.

We are required by certain foreign jurisdictions to have franchisees withhold, for income tax purposes, a percentage of revenues related to royalties and certain other revenues. For the years ended December 31, 2015 and December 31, 2016 and December 31, 2017, the withholding rate was between 10% and 33% depending upon the country, after the application of certain tax treaties between the U.S. and certain countries. These taxes are treated as an income tax and expensed in the period in which the taxable gross receipts are recognized.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions that affected us, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as re-measuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation is expected over the next 12 months, we consider the deferred tax re-measurements and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

Concentrations of credit risk and business risk — Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and cash equivalents. We utilize financial institutions that we consider to be of high credit quality and consider the risk of default to be minimal. We also monitor the credit-worthiness of our customers and financial institutions before extending credit or making investments.

Lodging operations are particularly sensitive to adverse economic and competitive conditions and trends, which could adversely affect the Company’s business, financial condition, and results of operations.

Customer concentrations, which potentially subject us to concentrations of business risk, relate primarily to the amount of franchise and management fee revenue received from a single customer. CorePoint, formerly Holdings’ Owned Hotels segment, owned 317 hotels at December 31, 2017, 322 hotels at December 31, 2016 and 341 hotels at December 31, 2015 that we operated under long-term management and franchise agreements. We recognized revenues, including franchise fees, management fees, brand program revenues and cost reimbursements revenue, of $484.6 million in the year ended December 31, 2017, $493.8 million in the year ended 2016, and $495.8 million in the year ended 2015 from those properties.

Subsequent Events — The Company has evaluated all significant subsequent events after the balance sheets date of December 31, 2017 through March 9, 2018, which is the date the financial statements were available to be issued.

Newly Issued Accounting Standards

In May 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting. This update clarifies the changes to terms or conditions of a share-based payment award that require an entity to apply modification accounting. ASU 2017-09 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2017. Early application is permitted and prospective application is required. We do not expect the implementation of this guidance to have a material impact on our combined financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides guidance for evaluating whether certain transactions are to be accounted for as an acquisition (or disposal) of either a business or an asset. This standard is applied on a prospective basis. Early adoption is permitted for transactions occurring subsequent to the issuance of ASU 2017-01 and not reported in the financial statements. The guidance is effective for the interim and annual periods beginning after December 15, 2018, on a prospective basis, and earlier adoption is permitted for transactions occurring subsequent to the issuance of ASU 2017-01 and not reported in the financial statements. We do not anticipate the adoption of this guidance will have a material impact on our combined financial position, results of operations and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. Early adoption is permitted for fiscal years, and interim periods within those years, beginning after December 15, 2018. Historically, credit losses have not been material to the Company. We are currently evaluating the impact of this guidance on our financial statements but do not expect the implementation of this guidance to have a material impact on our combined financial position and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. The guidance is effective for the interim and annual periods beginning after December 15, 2019. An early adoption is permitted. We are currently evaluating the impact of this guidance on our financial statements but do not expect the implementation of this guidance to have a material impact on our combined financial statements and related disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The new guidance on revenue from contracts with customers supersedes most previously existing revenue recognition guidance, including industry-specific guidance. The guidance is effective for the interim and annual periods beginning on or after December 15, 2018; early adoption is permitted for annual reporting periods beginning after December 15, 2016. The Company currently anticipates utilizing the modified retrospective method of adoption. Upon adoption, the accounting change is applied to the current period with the cumulative adjustment recorded to retained earnings. The prior period results will not be recast to reflect the new standard. The adoption of this new standard is not expected to have a significant impact on our 2019 operating results primarily due to the reversing effects from the cumulative adjustment recorded to retained earnings, as well as how we account for new franchise agreements.

While we continue to complete our analysis of the possible impacts on our consolidated financial statements, ASC 606 is expected to impact either the amount or timing of revenue recognition as follows:

1)	Revenue related to our La Quinta Returns loyalty program will be recognized upon point redemption as opposed to when points are issued. Also, as a sponsor of the loyalty program, any points used at owned hotels will be accounted for as a reduction in revenue from owned hotels as opposed to expense;

2)	Application, initial and transfer fees charged when new franchised hotels enter our system or there is a change of ownership will be recognized over the term of the franchise contract, rather than primarily upon execution of the contract;

3)	Certain customer acquisition costs in the form of commission expense will be deferred and recognized as part of general and administrative expense over the period of expected benefit; and

4)	Certain customer acquisition costs in the form of key money incentives will continue to be recognized as a reduction in revenue. However, the term of amortization will change to the period of expected benefit.

Newly Adopted Accounting Standards

In January 2017, the FASB issued ASU 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments — Equity Method and Joint Ventures (Topic 323): Amendments to SEC Paragraphs Pursuant to Staff Announcements. Registrants are required to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. In cases where a registrant cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. We adopted this standard on January 1, 2017 and it did not have a material effect on our financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The new guidance requires that entities recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The guidance is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within those annual reporting periods. Early adoption is permitted but should be in the first interim period. The new guidance should also be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. We early adopted this standard on January 1, 2017 and it did not have a material effect on our financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments: A Consensus of the FASB Emerging Issues Task Force. The amendments provide guidance on eight specific cash flow classification issues: debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate and bank-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. An entity that elects early adoption must adopt all of the amendments in the same period. We adopted this standard on January 1, 2017 on a retrospective basis and it did not have a material effect on our financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects related to the accounting for share-based payment transactions. Per ASU 2016-09: (1) all excess tax benefits and tax deficiencies should be recognized as income tax expense or benefit in the income statement, rather than in additional paid-in capital under current guidance; (2) excess tax benefits should be classified along with other income tax cash flows as an operating activity on the statement of cash flows, rather than as a separate cash inflow from financing activities and cash outflow from operating activities under current guidance; (3) cash paid by an employer when directly withholding shares for tax-withholding purposes should be classified as a financing activity; and (4) an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest, as under current guidance, or account for forfeitures when they occur. ASU 2016-09 is effective for annual periods beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018. We early adopted this standard on January 1, 2017. The adoption of this standard did not have a material impact on our financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” Current GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, this ASU requires that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this ASU. The provisions of ASU No. 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. We have elected to early adopt this update as of December 31, 2015 and it did not have a material effect on our financial statements.

In April 2015, the FASB issued ASU No. 2015-05, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. The amendments in this update provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the update specifies that the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. The update further specifies that the customer should account for a cloud computing arrangement as a service contract if the arrangement does not include a software license. ASU No. 2015-05 is effective for the Company for annual periods beginning after December 15, 2015. We adopted this update as of January 1, 2016 on a retrospective basis and it did not have a material effect on our financial statements.

In August 2014, FASB issued ASU No. 2014-15. The new guidance establishes management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles in U.S. auditing standards. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued or available to be issued. It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The amendments in this ASU are effective for the annual period ending December 15, 2016. Early adoption is permitted. We adopted this standard on January 1, 2016. This adoption did not have a material effect on our financial statements.

From time to time, new accounting standards are issued by FASB or other standards setting bodies, which we adopt as of the specified effective date. Unless otherwise discussed, we believe the impact of recently issued standards that are not yet effective will not have a material impact on our combined financial statements upon adoption.

NOTE 3. INTANGIBLE ASSETS

Intangible assets consist of both finite-lived and indefinite-lived assets. The following is a summary of our intangible assets as of December 31, 2017 and December 31, 2016:

	December 31, 2017		December 31, 2016
	Weighted average remaining life	Amount	Weighted average remaining life	Amount
		(in thousands)		(in thousands)
Finite-lived assets:
Franchise agreements	3 years	17,300	4 years	17,300
Accumulated amortization		(15,756)		(15,089)

Total finite — lived assets		1,544		2,211
Indefinite-lived assets:
Trademarks — La Quinta		169,434		169,434

Total		$170,978		$171,645

	For the year ended December 31, 2017	For the year ended December 31, 2016	For the year ended December 31, 2015
	(in thousands)
Amortization expense related to intangible assets:
Amortization expense	$667	$732	$938

Total amortization expense	$667	$732	$938

As of December 31, 2017, estimated amortization expense related to intangible assets for the period and years ending December 31 is as follows (in thousands):

2018	$555
2019	545
2020	444

$1,544

NOTE 4. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment as of December 31, 2017 and December 31, 2016:

	December 31, 2017	December 31, 2016
	(in thousands)
Furniture, fixtures, equipment and other	$113,702	$92,805
Leasehold improvements	7,514	7,489

Total property and equipment	121,216	100,294
Less accumulated depreciation	(72,619)	(65,268)

Total property and equipment, net of accumulated depreciation	$48,597	$35,026

Depreciation and amortization expense related to property and equipment was $3.8 million, $3.8 million and $3.7 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Company shares furniture, fixtures, and equipment and leasehold space with CorePoint and, as such, depreciation and amortization expense of $3.8 million, $3.8 million and $3.7 million for the years ended December 31, 2017, 2016 and 2015, respectively was allocated to CorePoint on a carve-out basis. See note 1 for additional information.

NOTE 5. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities include the following as of December 31, 2017 and December 31, 2016:

	December 31, 2017	December 31, 2016
	(in thousands)
Accrued automobile and general liability insurance	$14,410	$21,219
Accrued liability for guest loyalty program points	6,544	5,923
Other accrued expenses	10,918	10,668

Total accrued expenses and other liabilities	$31,872	$37,810

NOTE 6. RELATED PARTY TRANSACTIONS

We maintain various agreements and enter into certain transactions with affiliates, including CorePoint. The following is a discussion of these arrangements and transactions:

Management Agreements

Hotel Management Agreements — Pursuant to hotel management agreements (“Management Agreements”), New La Quinta provides management services for the CorePoint Hotels, including supervision, direction, operation, management and promotion. Under the terms of the Management Agreements, New La Quinta is entitled to a management fee of 2.5% of gross hotel operating revenue of the CorePoint Hotels, as well as reimbursement for certain costs, including payroll and related costs and certain other operating costs associated with operating these hotels.

Fees earned by us from management of the CorePoint Hotels for the years ended December 31, 2017, 2016 and 2015 were $20.9 million, $21.8 million, and $22.6 million, respectively.

Royalty Fees

Royalty fees — In accordance with the franchise agreements, we charged a royalty fee of 4.5% of the gross room revenues of the CorePoint Hotels. For the years ended December 31, 2017, 2016 and 2015, royalty fees charged under the agreements covering the CorePoint Hotels were approximately $37.0 million, $38.5 million, and $39.9 million, respectively. These royalty fees are reflected within franchise and other revenues in the accompanying combined statements of operations.

Brand Program Revenues

Brand Marketing Fund (“BMF”) — We maintain the BMF on behalf of our franchisees and we charge these hotels a fee of 2.5% of gross room revenue, which is then used by the BMF to fund national advertising promotions and campaigns. BMF fees collected from CorePoint Hotels, which are reflected within brand program revenues in the accompanying combined statements of operations. We recorded revenues related to BMF from the CorePoint Hotels of approximately $20.5 million, $21.4 million, and $22.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Customer Loyalty Program — We administer the Returns program and charge participating hotels a fee to administer the program equal to 5.0% of the Returns members’ eligible room rate per night. We recorded Returns revenues related to the CorePoint Hotels of approximately $16.0 million, $16.7 million, and $18.2 million for the years ended December 31, 2017, 2016 and 2015, respectively, which are reflected within brand program revenues in the accompanying combined statements of operations. As part of the Returns program, we have reimbursed the CorePoint Hotels approximately $7.3 million, $8.3 million, and $8.1 million for the years ended December 31, 2017, 2016 and 2015, respectively, for the room nights redeemed with Return points.

Reservation Fees — Reservation fees are recognized based on 2.0% of gross room revenues. We recorded revenues related to reservation fees from the CorePoint Hotels of approximately $16.5 million, $17.2 million, and $17.8 million for the years ended December 31, 2017, 2016 and 2015, respectively, which are reflected within brand program revenues in the accompanying combined statements of operations.

Other Fees — Other fees include fees for information technology services and online digital marketing. We recorded revenues related to other fees from the CorePoint Hotels of approximately $10.2 million, $10.3 million, and $10.7 million for the years ended December 31, 2017, 2016 and 2015, respectively, which are reflected within brand program revenues in the accompanying combined statements of operations.

Other Arrangements

We purchase products and services from entities affiliated with or owned by The Blackstone Group L.P., certain affiliates of which control the largest shareholder of Holdings. The fees paid for these products and services were approximately $3.3 million, $4.9 million and $2.6 million during the years ended December 31, 2017, 2016 and 2015, respectively.

Additionally, the Company is pledged as collateral under Holdings’ credit agreement.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Litigation — On March 8, 2018, a purported stockholder class action lawsuit, captioned Cunha v. La Quinta Holdings Inc. et al., was filed in the U.S. District Court for the Northern District of Texas on behalf of public shareholders related to the filing of the preliminary proxy statement (the “Proxy”) with the Securities and Exchange Commission (“SEC”) on February 22, 2018. The complaint names as defendants La Quinta Holdings Inc., current members of its Board of Directors, WHG BB Sub, Inc., and Wyndham Worldwide Corporation. The complaint alleges, among other things, that, in violation of the federal securities laws, the Proxy was materially incomplete and included misleading information concerning the sales process, financial projections prepared by Holdings’ management, as well as the financial analyses conducted by J.P. Morgan Securities, Holdings’ financial advisor. Plaintiff seeks to enjoin the defendants from distributing a final proxy agreement or closing the transaction with Wyndham, as well as unspecified compensatory damages and other relief. The Company believes that the putative class action lawsuit is without merit and intends to defend the lawsuit vigorously; however, there can be no assurance regarding the ultimate outcome of this lawsuit.

On April 25, 2016, a purported stockholder class action lawsuit, captioned Beisel v. La Quinta Holdings Inc. et al., was filed in the U.S. District Court for the Southern District of New York. On July 21, 2016, the court appointed lead plaintiff (“plaintiff”), and, on December 30, 2016, plaintiff filed the operative complaint on behalf of purchasers of Holdings’ common stock from November 19, 2014 through February 24, 2016 (the “Class Period”) and on behalf of a subclass who purchased Holdings’ common stock pursuant to the Company’s March 24, 2015 secondary public offering (the “March Secondary Offering”). The complaint alleges, among other things, that, in violation of the federal securities laws, the registration statement and prospectus filed in connection with the March Secondary Offering contained materially false and misleading information or omissions and that Holdings as well as certain current and former officers made false and misleading statements in earnings releases and to analysts during the Class Period. Plaintiff seeks unspecified compensatory damages and other relief. On February 10, 2017, Defendants filed a motion to dismiss the Complaint. On August 24, 2017, the motion to dismiss was granted with prejudice. Subsequently, on September 20, 2017, plaintiff filed an appeal with the U.S. Court of Appeals for the Second Circuit. On December 29, 2017, Plaintiff submitted its appellant brief. Appellate briefing is scheduled to be completed in April 2018. The Company believes that the putative class action lawsuit is without merit and intends to defend the lawsuit vigorously; however, there can be no assurance regarding the ultimate outcome of this lawsuit.

In addition, we are a party to a number of pending claims and lawsuits arising in the normal course of business, including proceedings involving tort, workers’ compensation and other employee claims and intellectual property claims. We do not consider our ultimate liability with respect to any such claims or lawsuits, or the aggregate of such claims and lawsuits, to be material in relation to our combined balance sheets, results of operations or our cash flows taken as a whole.

We maintain general and other liability insurance; however, certain costs of defending lawsuits, such as those below the retention or insurance deductible amount, are not covered by or are only partially covered by insurance policies, and our insurance carriers could refuse to cover certain claims in whole or in part. We regularly evaluate our ultimate liability costs with respect to such claims and lawsuits. We accrue costs from litigation as they become probable and estimable.

Tax Contingencies — We are subject to regular audits by federal and state tax authorities. These audits may result in additional tax liabilities. The Internal Revenue Service (the “IRS”) is currently auditing the tax returns of La Quinta Corporation, a former REIT in one of the predecessor entities to Holdings, and BRE/LQ Operating Lessee Inc., one of the former taxable REIT subsidiaries in one of the predecessor entities to Holdings, in each case for the tax years ended December 31, 2010 and 2011. We received a draft notice of proposed adjustment from the IRS on January 9, 2014, and the notice of proposed adjustment was issued to us on June 2, 2014. We submitted a timely response to the notice of proposed adjustment and, on July 7, 2014, we received an IRS 30-Day Letter proposing to impose a 100% tax on the REIT totaling $158 million for the periods under audit in which the IRS has asserted that the rent charged for these periods under the lease of hotel properties from the REIT to the taxable REIT subsidiary exceeded an arm’s length rent. In addition, the IRS proposed to eliminate $89 million of net operating loss carryforwards for the taxable REIT subsidiary for the tax years 2006 through 2009; however, in an IRS rebuttal received on September 26, 2014, the IRS conceded its proposed adjustment on this point was incorrect.

We disagree with the IRS’ position with respect to rents charged by the REIT to its taxable REIT subsidiary and have appealed the proposed tax and adjustments to the IRS Appeals Office. In determining amounts payable by the taxable REIT subsidiary under the lease, we engaged a third party to prepare a transfer pricing study contemporaneous with the lease which concluded that the lease terms were consistent with an arm’s length rent as required by relevant provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and applicable Treasury Regulations. Attorneys and others representing Holdings conducted preliminary discussions regarding the appeal with the IRS Appeals Office team on March 31, 2015 and April 1, 2015. In response to a supplemental analysis submitted by the IRS economist to IRS Appeals and provided to us on August 18, 2015, we submitted responses dated September 3, 2015 and October 1, 2015.

Our most recent meeting with the IRS Appeals Office team occurred on January 25, 2017. In November 2017, IRS Appeals returned the matter to IRS Examination for further factual development. We believe the IRS transfer pricing methodologies applied in the audits contain flaws and that the IRS proposed tax and adjustments are inconsistent with the U.S. federal tax laws related to REITs. We have concluded that the positions reported on our tax returns under audit by the IRS are, based on their technical merits, more-likely-than-not to be sustained upon examination. Accordingly, as of December 31, 2017, we have not established any reserves related to this proposed adjustment or any other issues reflected on the returns under examination. If, however, we are unsuccessful in challenging the IRS, an excise tax would be imposed on the REIT equal to 100% of the excess rent and we could owe additional income taxes, interest and penalties, which could adversely affect our financial condition, results of operations and cash flow and the price of Holdings’ common stock. Such adjustments could also give rise to additional state income taxes.

On November 25, 2014, we were notified that the IRS intended to examine the tax returns of the same entities subject to the 2010 and 2011 audit in each case for the tax years ended December 31, 2012 and 2013. We have received several draft notices of proposed adjustment proposing a transfer-pricing related assessment of approximately $18 million for 2013 and adjustments to our net operating losses for the years 2006 through 2009. The IRS has since indicated that it will not pursue the transfer-pricing adjustment. On August 8, 2017, the IRS issued a 30-Day Letter, in which it is proposed to disallow net operating loss carryovers originating in tax years 2006-2011 or, in the alternative, tax years 2006-2009, depending upon the outcome of the 2010-2011 examination discussed above. On September 26, 2017, we furnished a timely protest to the IRS exam team. They have since indicated that they intend to furnish a rebuttal to our protest, at which time the matter will be referred to the IRS Appeals Office. Based on our analysis of the NOL notice, we believe the IRS NOL disallowances applied in the

2012-2013 audit contain the same flaws present in the 2010-2011 audit and that the IRS proposed NOL adjustments are inconsistent with the U.S. federal tax laws related to REITs. We have concluded that the positions reported on our tax returns under audit by the IRS are, based on their technical merits, more-likely-than-not to be sustained upon examination. Accordingly, as of December 31, 2017, we have not established any reserves related to this proposed adjustment or any other issues reflected on the returns under examination.

On November 1, 2016, the IRS notified Holdings that it intends to audit the tax return of one of its subsidiaries, Lodge Holdco II L.L.C., for the short taxable year ended April 13, 2014. In January 2018, IRS Examination informed the Company’s representatives that the examination would be closed on a “no change” basis.

Purchase Commitments — As of December 31, 2017, we had approximately $6.0 million of purchase commitments primarily related to information technology enhancements.

Franchise Commitments — Under certain franchise agreements, we are committed to provide certain incentive payments, reimbursements, rebates, and other payments to help defray certain costs. Our obligation to fund these commitments is contingent upon certain conditions set forth in the respective franchise agreement. The franchise agreements generally require that, in the event that the franchise relationship is terminated, the franchisee is required to repay any outstanding balance plus any unamortized portion of any incentive payment. As of December 31, 2017, we had $28.7 million in outstanding commitments owed to various franchisees for such financial assistance.

NOTE 8. INCOME TAXES

The accompanying combined financial statements include both taxable entities and limited liability companies. Limited liability companies are generally not subject to federal income tax at the entity level. Historically, Holdings filed U.S. federal and certain state income tax returns, separate and apart from its wholly owned taxable subsidiaries, and included the operations of CorePoint.

In preparing its combined financial statements, the Company has determined the income tax provision for those operations that will remain in the Holdings’ tax return on a separate return basis, assuming that the Company had filed on a stand-alone basis, excluding CorePoint. As a stand-alone entity, the Company’s taxes payable, deferred taxes and effective tax rate may differ significantly from those in historical periods.

The provision for income taxes associated with the Company was comprised of the following:

	2017	2016	2015
	(in thousands)
Current provision:
Federal	$88	$(432)	$1,054
State	918	1,177	1,119
Foreign	99	88	78

Total current	1,105	833	2,251
Deferred provision:
Federal	12,711	20,894	18,844
State	1,197	1,305	1,322

Total deferred	13,908	22,199	20,166

Total income tax expense	$15,013	$23,032	$22,417

Due to the Tax Act (which was enacted in December 2017), our U.S. deferred tax assets and liabilities as of December 31, 2017 were re-measured from 35% to 21%. The provisional effects of the Tax Act resulted in a deferred tax benefit of approximately $5.0 million. The largest impacts were to the deferred tax liability associated with our trademarks in the amount of $22.9 million, and to our net operating losses, as computed for carve-out accounting, in the amount of $13.5 million. While the re-measurement of the net operating losses was recorded in the accompanying combined statements of operations, the net deferred tax liability reflected in the accompanying combined balance sheets has been adjusted for any deferred tax assets attributable to net operating losses since all of these tax attributes were previously utilized by La Quinta Holdings Inc. in its U.S. federal and certain state income tax returns as discussed in Note 2 above.

Deferred income tax assets or liabilities reflect temporary differences between amounts of assets and liabilities, for financial and tax reporting. A valuation allowance is established for any deferred income tax asset for which realization is uncertain.

For the years ended December 31, 2017 and 2016, the Company reported total deferred tax assets of approximately $31.6 million and $42.9 million, respectively and total deferred tax liabilities of approximately $50.6 million and $72.1 million, respectively.

The significant components of the deferred tax assets include alternative minimum tax (“AMT”) credits, intangible assets, compensation related accruals and insurance accruals. The significant components of the deferred tax liabilities relate to the Company’s trademark and depreciation expense related to fixed assets. As of December 31, 2017 and 2016, the Company had approximately $9.4 million and $9.9 million of AMT credits, respectively, which do not expire.

The Company considers all available positive and negative evidence, including future reversals of existing temporary differences, projected future taxable income and recent financial operations, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a net deferred income tax asset. Judgment is used in considering the relative impact of negative and positive evidence. In arriving at these judgments, the weight given to the potential effect of negative and positive evidence is commensurate with the extent to which such evidence can be objectively verified. In evaluating the objective evidence that historical results provide, the Company considered the past three years of combined operating results. Based on an assessment of the available positive and negative evidence, the Company has concluded that it is more likely than not that all deferred tax assets will be realized. As such, the Company has not provided a valuation allowance on its deferred tax assets as of December 31, 2017 and 2016.

The Company’s federal and state income tax receivable was adjusted to reflect Holdings’ actual receivable balance since Holdings will continue to file a U.S. federal and certain state income tax returns and be liable for any tax obligations prior to the Spin. For the years ended December 31, 2017 and 2016 the Company reported a tax receivable in the amount of $21.9 million and $1.8 million respectively. The tax receivable is reflected within other assets on the combined balance sheets.

For the years ended December 31, 2017, 2016 and 2015, the Company’s effective tax rates were 31.3%, 36.7% and 40.4%, respectively. The effective tax rate for each period varies from the U.S. statutory rate of 35% primarily due to the impact of state taxes, net of federal benefit, nondeductible transaction costs and other nondeductible compensations costs. Moreover, the effective tax rate for December 31, 2017 is favorably impacted by the revaluation of the net deferred tax liabilities in the amount of $5.0 million. The Company will file annual income tax returns in the U.S. and various state and local and foreign jurisdictions. As of December 31, 2017 and 2016, the Company maintained no reserve related to unrecognized tax benefits and has open tax years dating back to 2010.

NOTE 9. EMPLOYEE BENEFIT PLANS

We maintain a deferred savings plan covering substantially all of our employees that qualified under Section 401(k) of the Internal Revenue Code. Our deferred savings plan has an employer matching contribution of 100% of the first 3% and 50% of the next 2% of an employee’s eligible earnings, which vests immediately. We paid employer contributions of approximately $1.1 million, $1.0 million and $1.0 million, respectively, during the years ended December 31, 2017, 2016 and 2015, respectively.

NOTE 10. EQUITY-BASED COMPENSATION

The following per share amounts are based upon Holdings share prices and do not reflect the effect of the spinoff transaction. Expenses recorded in the combined statement of operations reflect an allocation of share based compensation from Holdings to New La Quinta.

Promote Plan

On April 14, 2014, 3.1 million vested and unvested shares of Holdings’ common stock were granted, using a grant date fair value equal to the initial public offering price of Holdings shares of $17.00 per share and issued as follows: (1) 40% of the shares received were vested shares of common stock; (2) 40% of the shares received were unvested shares of restricted stock that were vested on April 14, 2015, contingent upon continued employment through that date; and (3) 20% of the shares received were unvested shares of restricted stock that were slated to vest on the earlier of the date that Blackstone and its affiliates cease to own 50% or more of Holdings or the seventh anniversary of the IPO Effective Date, contingent upon continued employment at that date. Blackstone and its affiliates ceased to own 50% of Holdings, effective November 25, 2014. The Promote Plan became fully vested on April 14, 2015.

Total compensation expense under the Promote Plan was $4.2 million for the year ended December 31, 2015. A total of 9,658 shares were forfeited from the Promote Plan.

2014 Omnibus Incentive Plan

In connection with, and prior to completion of, the IPO of Holdings on April 14, 2014, Holdings’ board of directors adopted, and its stockholders approved, the La Quinta Holdings Inc. 2014 Omnibus Incentive Plan which was amended and restated effective as of May 18, 2016 (the “A&R 2014 Omnibus Incentive Plan”). The A&R 2014 Omnibus Incentive Plan provides for the granting of stock options, restricted stock and other equity-based or performance-based awards denominated in cash or in stock to directors, officers, employees, consultants and advisors of Holdings and its affiliates.

2014 Grant I — Effective on the IPO Effective Date, Holdings issued 0.35 million shares of Holdings common stock under its 2014 A&R 2014 Omnibus Incentive Plan with a grant date fair value of $16.65 per share to certain of its employees as follows: (1) 50% of the shares granted were vested shares of common stock; (2) 40% of the shares granted were unvested shares of restricted stock that were vested on April 14, 2015, contingent upon continued employment through that date; and (3) 10% of the shares granted were unvested shares of restricted stock that were slated to vest on the earlier of the date that Blackstone and its affiliates cease to own 50% or more of Holdings or the seventh anniversary of the IPO Effective Date, contingent upon continued employment through that date. Blackstone and its affiliates ceased to own 50% of Holdings, effective November 25, 2014. The 2014 Grant I became fully vested on April 14, 2015.

2014 Grant II — On June 11, 2014, Holdings issued 1.01 million shares of its common stock under its A&R 2014 Omnibus Incentive Plan with a grant date fair value of $18.70 per share to certain of its employees. Grant II is a time-based vesting award with multiple tranches that vest on various dates. The fair value of Grant II was recognized on a straight-line basis over the requisite service period of each tranche included in the award. Grant II was fully vested as of December 31, 2017.

2014 Performance Unit Grant — On June 11, 2014, Holdings issued 109 performance-based RSUs (the “PSUs”), which represent 0.5 million shares at target value of common stock to certain of its employees. The performance period for the 2014 Performance Unit Grant ended on December 31, 2016. The calculation of the value of the units granted under the 2014 Performance Unit Grant is weighted as follows: 70% based on its total shareholder return (“TSR”) relative to the total shareholder returns of a defined set of peer companies (“Relative Shareholder Return”); and 30% based on its absolute TSR compound annual growth rate (“TSR CAGR”). The number of shares of common stock issued in exchange for each PSU at the end of the performance period is determined based on a calculated multiple of defined target amounts for TSR CAGR and Relative Shareholder Return. Possible payout multiples range from 33% of target, which represents the threshold and below which no payout is given, and 167% of target, which represents the maximum payout. At the end of the performance period the TSR CAGR and Relative Shareholder Return were below the threshold.

The grant date fair value of the 2014 Performance Unit Grant was $19.80 per share, which was determined using a Monte Carlo simulation valuation model with the following assumptions:

Expected volatility (1)	24.05%
Dividend yield (2)	—%
Risk-free rate (3)	0.70%
Expected term (in years) (4)	2.60

(1)	Due to limited trading history for its common stock, Holdings did not have sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of its share price. As a result, Holdings used an average historical volatility of its peer group over a time period consistent with its expected term assumption. Holdings peer group was determined based upon companies in its industry with similar business models and is included with those used to benchmark its executive compensation.
(2)	At the time of the 2014 Performance Unit Grant, Holdings had no plans to pay dividends during the expected term of these performance shares.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	Midpoint of the 30-calendar day period preceding the end of the performance period.

Director Unit Grants — In 2015, 2016 and 2017, Holdings granted a total of 132,866 restricted stock units (“RSUs”) to its independent directors under its A&R 2014 Omnibus Incentive Plan, as part of its regular annual compensation of its independent directors. The Director Unit Grants vests in three equal installments on the first, second and third anniversaries of the grant dates with a remaining weighted average life of 1.2 years as of December 31, 2017. The grant date weighted average price is $14.95 per share. The fair value of the RSUs will be recognized on a straight-line basis over the requisite service period for the entire award. Vested RSUs will be settled with shares of Holdings’ common stock.

2015 Grant I — In 2015, Holdings issued a total of 0.2 million shares of its common stock under its A&R 2014 Omnibus Incentive Plan with a grant date weighted average price of $21.81 per share to certain of its employees. 2015 Grant I is a time-based vesting award with multiple tranches that vest on various dates with a remaining weighted average life of 0.2 years as of December 31, 2017. The fair value of 2015 Grant I will be recognized on a straight-line basis over the requisite service period of each tranche included in the award.

2015 Performance Unit Grant — On February 19, 2015, Holdings issued PSUs, which represents 0.3 million shares of common stock at target value to certain of its employees. The performance period for the 2015 Performance Unit Grant ends December 31, 2017, with a remaining life of 1.0 years as of December 31, 2016. The calculation of the value of the units granted under the 2015 Performance Unit Grant is based solely on Holdings’ TSR relative to the Relative Shareholder Return. The number of shares of common stock issued in exchange for each PSU at the end of the performance period is determined based on defined target amounts for Relative Shareholder Return. Possible payout multiples range from 33% of target, which represents the threshold and below which no payout is given, and 200% of target, which represents the maximum payout. At the end of the performance period, the TSR relative to the Relative Shareholder Return was below the threshold.

The grant date fair value of the 2015 Performance Unit Grant was $25.35 per share, which was determined using a Monte Carlo simulation valuation model with the following assumptions:

Expected volatility(1)	31.66%
Dividend yield(2)	—%
Risk-free rate(3)	1.00%
Expected term (in years)(4)	2.87

(1)	Expected volatility is calculated as the average of the long-term historical volatility based on the peer companies and Holdings’ implied volatility.
(2)	At the time of the 2015 Performance Unit Grant, Holdings had no foreseeable plans to pay dividends during the expected term of these performance shares.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	As of the grant date.

During September 2015, pursuant to a Separation and Release Agreement (the “Separation and Release Agreement”), dated effective as of September 15, 2015, that Holdings entered into with the former President and Chief Executive Officer of Holdings in connection with his departure, Holdings vested 0.3 million shares to him in accordance with the terms of the respective grants under the 2014 Omnibus Incentive Plan, and recognized an associated non-cash severance charge of $1.5 million. In addition, pursuant to the benefits to which the former President and Chief Executive Officer of Holdings was entitled under the Separation and Release Agreement, Holdings made a cash severance payment of $4.0 million.

2016 Grant I — In 2016, Holdings issued a total of 0.4 million shares of common stock under its A&R 2014 Omnibus Incentive Plan with a grant date weighted average price of $11.87 per share to certain of its employees. 2016 Grant I is a time-based vesting award with multiple tranches that vest on various dates with a weighted average life of 1.0 years as of December 31, 2017. The fair value of 2016 Grant I will be recognized on a straight-line basis over the requisite service period of the award.

2016 Grant II — In 2016, Holdings issued a total of 0.3 million shares of common stock under its A&R 2014 Omnibus Incentive Plan with a grant date weighted average price of $11.35 per share to certain of its employees. 2016 Grant II is a time-based vesting award with single tranches that vest at the end of a three year performance period. The remaining weighted average life is 1.3 years as of December 31, 2017. The fair value of 2016 Grant II will be recognized on a straight-line basis over the requisite service period of the award.

2016 Performance Unit Grant — During the year ended December 31, 2016, Holdings issued PSUs that would result in 0.4 million shares being issued at target value to certain of its employees. The performance period for PSUs is generally three years. The calculation of the value of the units granted during the year ended December 31, 2016 is based solely on its total shareholder return (“TSR”) relative to the Relative Shareholder Return. The number of shares of common stock issued in exchange for each PSU at the end of the performance period is determined based on defined target amounts for Relative Shareholder Return. Possible payout multiples range from 33% of target, which represents the threshold and below which no payout is given, and 200% of target, which represents the maximum payout. Vested PSUs are settled with shares of Holdings’ common stock.

The weighted average grant date fair value of the PSUs granted during the year ended December 31, 2016 was $12.18 per unit, which was determined using a Monte Carlo simulation valuation model with the following assumptions:

Expected volatility(1)	29.03%
Dividend yield(2)	—%
Risk-free rate(3)	0.99%
Expected term (in years)(4)	2.62

(1)	Expected volatility is calculated as the average of the long-term historical volatility based on the peer companies and Holdings’ implied volatility.
(2)	At the time of the PSU grant, Holdings had no foreseeable plans to pay dividends during the expected term of these performance shares.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	As of the grant date.

2017 Grant I — In 2017, Holdings issued a total of 0.2 million shares of common stock under its A&R 2014 Omnibus Incentive Plan with a grant date weighted average price of $13.98 per share to certain of its employees. 2017 Grant I is a time-based vesting award with multiple tranches that vest on various dates with a weighted average life of 0.3 years as of December 31, 2017. The fair value of 2017 Grant I will be recognized on a straight-line basis over the requisite service period of the award.

2017 Grant II — In 2017, Holdings issued a total of 0.5 million shares of common stock under its A&R 2014 Omnibus Incentive Plan with a grant date weighted average price of $13.61 per share to certain of its employees. 2017 Grant II is a time-based vesting award with single tranches that vest at the end of a three year performance period. The remaining weighted average life is 1.5 years as of December 31, 2017. The fair value of 2017 Grant II will be recognized on a straight-line basis over the requisite service period of the award.

2017 Performance Unit Grant — During the period ended December 31, 2017, Holdings issued PSUs that would result in 0.4 million shares being issued at target value to certain of its employees. The performance period for PSUs is generally three years. The calculation of the value of the units granted during the year ended December 31, 2017 is based solely on its total shareholder return (“TSR”) relative to the Relative Shareholder Return. The number of shares of common stock issued in exchange for each PSU at the end of the performance period is determined based on defined target amounts for Relative Shareholder Return. Possible payout multiples range from 33% of target, which represents the threshold and below which no payout is given, and 200% of target, which represents the maximum payout. Vested PSUs are settled with shares of Holdings’ common stock.

The weighted average grant date fair value of the PSUs granted during the year ended December 31, 2017 was $15.79 per unit, which was determined using a Monte Carlo simulation valuation model with the following assumptions:

Expected volatility(1)	27.96%
Dividend yield(2)	—%
Risk-free rate(3)	1.54%
Expected term (in years)(4)	2.82

(1)	Expected volatility is calculated as the average of the long-term historical volatility based on the peer companies and La Quinta’s implied volatility.
(2)	At the time of the PSU grant, Holdings had no foreseeable plans to pay dividends during the expected term of these performance shares.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	As of the grant date.

For the years ended December 31, 2017, 2016 and 2015, New La Quinta’s compensation expense for awards under the A&R 2014 Omnibus Incentive Plan was $11.9 million, $10.5 million and $12.1 million, respectively, excluding related taxes. As of December 31, 2017 unrecognized compensation expense was $15.6 million for Holdings, which is expected to be recognized over a weighted-average period of 1.3 years. As of December 31, 2016, Holdings had 1.0 million shares unvested under the A&R 2014 Omnibus Incentive Plan, excluding the PSUs. In 2017, Holdings granted 0.8 million shares, and had 0.5 million shares vest, and an immaterial amount of forfeitures, for a total unvested shares of 1.2 million shares as of December 31, 2017, excluding PSUs.

As of December 31, 2017, there were 10.7 million shares of common stock available for future issuance under the A&R 2014 Omnibus Incentive Plan.